Exhibit 99.1
OpenText Announces Voting Results for Election of Directors
Waterloo, ON -- September 15, 2022 -- Open Text Corporation (NASDAQ: OTEX, TSX: OTEX) confirmed today that each of the 11 nominee directors listed in its management proxy circular dated August 4, 2022 were re-elected by shareholders at its Annual Meeting of Shareholders (the "Meeting") held virtually today. The detailed results of the vote for the election of directors at the Meeting are set out below. Shareholders holding 225,160,163 common shares representing 83.45% of the outstanding common shares were present or represented by proxy at the Meeting.
On a vote by ballot, each of the following nominees proposed by management was elected as a director of OpenText to serve until the next annual meeting of shareholders of OpenText or until their successors are duly elected or appointed:

	Votes For		Votes Against
P. Thomas Jenkins	205,740,805	92.46%	16,782,767	7.54%
Mark J. Barrenechea	217,866,429	97.91%	4,657,143	2.09%
Randy Fowlie	209,311,894	94.06%	13,211,678	5.94%
David Fraser	219,923,861	98.83%	2,599,711	1.17%
Gail E. Hamilton	199,811,958	89.79%	22,711,614	10.21%
Robert Hau	221,151,792	99.38%	1,371,780	0.62%
Ann M. Powell	208,892,602	93.87%	13,630,970	6.13%
Stephen J. Sadler	212,414,315	95.46%	10,109,257	4.54%
Michael Slaunwhite	189,163,269	85.01%	33,360,303	14.99%
Katharine B. Stevenson	212,102,679	95.32%	10,420,893	4.68%
Deborah Weinstein	186,142,603	83.65%	36,380,969	16.35%
The results of other matters considered at the Meeting are reported in the Report of Voting Results as filed on SEDAR (https://www.sedar.com) and Open Text's Form 8-K filed on EDGAR (https://www.sec.gov/edgar.shtml), each of which were filed on September 15, 2022.
About OpenText
OpenText, The Information Company™, enables organizations to gain insight through market leading information management solutions, powered by OpenText Cloud Editions. For more information about OpenText (NASDAQ: OTEX, TSX: OTEX) visit opentext.com.
For more information, please contact:
Harry E. Blount
Senior Vice President, Global Head of Investor Relations
Open Text Corporation
415-963-0825
investors@opentext.com

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